Exhibit 99.1
Richard Lewis Communications, Inc.
Corporate Communications • Investor Relations
35 West 35th Street, Suite 502, New York, NY 10001-2205
Telephone: 212.827.0020 Fax: 212.827.0028
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2008 THIRD QUARTER RESULTS
     New York, November 4, 2008. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the third quarter ended September 30, 2008. The Company reported net losses of $(50.1) million, or $(5.96) per diluted share for the three months ending September 30, 2008, compared with net earnings of $3.8 million, or $.41 per diluted share, for the third quarter of 2007. Net losses for the nine months ended September 30, 2008 totaled $(84.6) million, or $(9.85) per diluted share, compared with net earnings of $21.6 million, or $2.35 per diluted share, for the nine months ended September 30, 2007.
     Net losses in 2008 were increased by $(9.5) million due to uncertainty that the Company can fully utilize all deferred income taxes that arose from capital losses incurred. To the extent that the Company generates future capital gains to offset these losses, it may recover some or all of this amount.
INVESTMENTS
     Net investment loss amounted to $(39.4) million for the third quarter of 2008 compared with net investment income of $4.5 million for the same period of 2007. Through the nine months ended September 30, 2008, net investment losses were $(47.5) million as compared with net investment income of $32.1 million for the same period of 2007. Investment losses in 2008 largely reflected losses of $(37.2) million in investments categorized as trading securities as well as losses of $(14.0) million from limited partnerships. Trading securities included municipal bonds, preferred stocks, commercial middle market debt, hedged positions and exchange-traded funds.
     Net realized investment losses after taxes were $(9.7) million, or $(1.16) per diluted share, for the third quarter of 2008, as compared with net realized investment losses after taxes of $(133,000), or $(.01) per diluted share, for the same period of 2007. Net realized investment losses after taxes for the nine months ended September 30, 2008 were $(30.1) million, or $(3.51) per diluted share, compared with net realized investment gains after taxes of $44,000, or $.00 per diluted share, for the same period in 2007. The net realized investment losses for the nine months ended September 30, 2008 were almost entirely attributable to the decline in the market value of “super senior” residential mortgage backed securities. These securities are rated AAA by S&P, are collateralized by pools of “Alt-A” mortgages, and receive priority payments from these pools. The Company’s securities rank senior to subordinated tranches of debt collateralized by each respective pool of mortgages. As of October 1, 2008, the levels of subordination ranged from 27% to 51% of the total debt outstanding for each pool. Delinquencies within the underlying mortgage pools (defined as payments 60+ days past due plus foreclosures plus real estate owned) ranged from 10.9% to 33.1% of total amounts outstanding. While the delinquency rates increased from March 2008 when they ranged from 3.4% to 21.2%, current pool subordination levels remain substantially in excess of current pool delinquency rates in each case. Delinquency rates are not the same as loss rates, but are an indication of the potential for some degree of loss in future periods. The Company sold two tranches of super senior securities in the third quarter of 2008 and now maintains seven tranches valued at $62 million as of September 30, 2008.
     Accumulated other comprehensive losses included in shareholders equity as of September 30, 2008 amounted to $(3.4) million and relate primarily to unrealized investment losses in the municipal portfolio held as Available for Sale. During the third quarter, the Company sold a majority of its municipal bonds held as trading securities and purchased other municipal bonds carried as Available for Sale.
     At September 30, 2008 the Company’s total cash, investments and net receivable for securities sold amounted to $566.5 million. The investment portfolio at September 30, 2008 consisted of cash, short-term investments and net receivable for securities sold of $148.1 million, or 26.1%; fixed maturities and other debt investments of $233.2 million, or 41.2%, limited partnership hedge funds of $159.1 million, or 28.1%; and preferred stocks of $26.1 million, or 4.6%.
     During October 2008 the Company incurred additional investment losses due to declines in the market value of its securities. Additional unrealized losses approximated $(3) million for municipal bonds and $(7) million for super senior mortgage securities. While the Company does not yet have a report on its hedge funds for October, the Company has estimated their incremental losses on the order of $(6) million for the month. Partially offsetting these losses, the Company achieved a net gain of approximately $1 million on its preferred stock portfolio during October. Securities markets remain volatile, particularly the market for mortgage securities that has been impacted by various public statements regarding the intention of certain mortgage servicers to modify loan terms as a means to reduce foreclosure rates and proposals by public officials to temporarily suspend foreclosure actions. The Company intends to provide monthly updates on the status of its investments through February 2009 and perhaps longer in an effort to provide timely information to interested parties in this environment.
     At October 31, the Company held the following classes of securities with indicated approximate market values:

Cash in Banks:	$17 million
U.S. Treasury Securities:	176 million
Municipal Bonds:	111 million
Mortgage Securities:	55 million

Preferred Stock:	33 million
Hedge Funds:	153 million
Corporate Bonds and Loans:	8 million

Total	$553 million
These balances reflect accumulated unrealized losses of approximately $(71) million through October 31, 2008, due to the reduction in the market value of these investments resulting from recent turmoil in the financial markets.
All of the Company’s fixed income securities and preferred stocks continue to make payments when due and none are in default. 99.6% of the Company’s municipal bonds are rated A or better by S&P and/or Moody’s based on the issuers’ credit alone, and many have the added benefit of municipal bond insurance that increases these ratings to AA or AAA. Preferred stock issuers consist of Bank of America, Citigroup, JP Morgan and Wells Fargo, all of whom have agreed to accept $25 billion investments from the U.S. government that will be on a parri-passu basis with the Company’s preferred stock position. All mortgage securities are still rated AAA by S&P and are current with respect to interest and principal payments. The Company’s hedge fund portfolio consists of 24 different funds with diversified investment strategies, and this portfolio has performed considerably better than the S&P 500 Index during 2008.
     Based on estimated carrying values at October 31, approximate average current yields on the Company’s fixed income investments are as follows: Treasury securities 2.6%; municipal bonds 5.6%; mortgage securities 6.9%; Preferred Stocks 10.0%; Certain securities, such as mortgage securities, bear interest on a floating rate basis and yields will vary over time.
INSURANCE OPERATIONS
     Gross premiums written of $55.5 million and net premiums written of $39.8 million for the third quarter of 2008 increased by 6% and 3%, respectively, over the same period of 2007. The increase in gross premiums in the third quarter is largely due to higher professional liability writings and approximately $750,000 in premiums from our newly formed MMO Agencies. Net premiums written in the third quarter of 2008 were reduced by $1.8 million in reinsurance reinstatement costs arising from Hurricane Ike.
     Gross premiums written of $174.7 million decreased by 2% for the nine months ended September 30, 2008 compared to the same period of 2007, but net premiums written of $134.0 million increased by 2% for the nine months ended September 30, 2008 over the same period of 2007. The reduction in gross premiums written is largely attributable to the Company’s decision to terminate a cargo program with Southern Marine and Aviation at the end of 2007. The increase in net premiums written is consistent with our strategy of retaining more gross premiums written.

     Net premiums earned of $40.5 million for the third quarter decreased by 9% over the same period of 2007. Net premiums earned of $128.5 million for the nine months ended September 30, 2008 increased 6% over the same period of 2007.
     The third quarter of 2008 included approximately $4.7 million, or $.55 per diluted share, in after tax losses arising from hurricanes Gustav and Ike. A settlement in the second quarter of 2008 of certain disputed reinsurance receivables primarily related to the Company’s old Asbestos and Environmental book, and a re-evaluation of the provision for other potentially uncollectable reinsurance receivables of a similar nature in the same book also added after tax losses of $8.1 million, or $.94 per diluted share, in the nine months ended September 30, 2008.
     The Company’s combined ratio was 118.2% for the three months ended September 30, 2008 as compared with 93.4% for the same period of 2007. The Company’s combined ratio was 115.6% for the nine months ended September 30, 2008 as compared with 95.5% for the same period of 2007. Hurricanes Gustav and Ike contributed 17.7% and 5.7% to the third quarter and nine months ended 2008 combined ratio, respectively. Favorable loss reserve development amounted to $1.9 million and $2.0 million during the third quarter of 2008 and 2007, respectively. Adverse loss reserve development amounted to $(7.2) million and favorable loss reserve development amounted to $11.7 million for the first nine months of 2008 and 2007, respectively. Contributing to the adverse development of losses during the first nine months of 2008 were reinsurance receivables previously written off during the second quarter of 2008 amounting to $12.4 million. Favorable loss reserve development in the first nine months of 2007 was attributable to the novation of certain excess workers’ compensation policies and favorable reported loss trends arising from the ocean marine line of business.
     A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “Recent turbulence in the financial markets has taken a heavy toll on the market value of many of our investments and this is largely responsible for the magnitude of the losses we have sustained. This should not cloud the fact that our fixed income and preferred stock investments have continued to make payments when due, and we are hopeful that markets will stabilize and then improve in a manner that will enable us to recover the $71 million in unrealized losses we have incurred. With regard to insurance operations, we have achieved increases in net premiums written in the face of soft market conditions, and we expect that MMO Agencies will make a substantial contribution to premium growth in the coming quarters.”
     NYMAGIC, INC. will hold a conference call on its third quarter 2008 financial results live on Wednesday, November 5, 2008 at 9:00 A.M. ET. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 71313154 and registering with the operator.

Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 71313154.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2008 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including those specified under the caption “I. A. risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Net premiums earned	$40,477	$44,460	$128,473	$120,794
Net investment income (loss)	(39,435)	4,497	(47,540)	32,094
Realized investment gains (losses)	(14,963)	(204)	(46,314)	67
Commission and other income	(32)	210	108	667

Total revenues	(13,953)	48,963	34,727	153,622

Expenses:
Net losses & loss adjustment exp.	28,081	23,739	90,972	64,070
Policy acquisition expenses	10,053	9,487	29,398	26,425
General & administrative expenses	9,703	8,310	28,141	24,890
Interest expense	1,680	1,676	5,036	5,026

Total expenses	49,517	43,212	153,547	120,411

Income (loss) before income taxes	(63,470)	5,751	(118,820)	33,211

Total income tax expense (benefit)	(13,396)	1,952	(34,252)	11,568

Net income (loss)	$(50,074)	$3,799	$(84,568)	$21,643

Earnings per share:
Basic	$(5.96)	$.43	$(9.85)	$2.43

Diluted	$(5.96)	$.41	$(9.85)	$2.35

Weighted average shares outstanding:
Basic	8,406	8,916	8,583	8,891
Diluted	8,406	9,203	8,583	9,227

	September 30,	December 31,
	2008	2007
Balance sheet data:
Shareholders’ equity	$183,231	$279,446
Book value per share (1)	$21.30	$31.56

(1)	Calculated on a fully diluted basis.

Supplementary information:

NYMAGIC Gross Premiums Written
By Segment	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$23,375	$24,633	(5%)	$68,933	$79,315	(13%)
Inland marine/fire	4,146	4,406	(6%)	12,685	13,124	(3%)
Other liability	27,993	23,135	21%	93,035	85,792	8%

Subtotal	55,514	52,174	6%	174,653	178,231	(2%)
Runoff lines (Aircraft)	(30)	1	NM	27	24	NM

Total	$55,484	$52,175	6%	$174,680	$178,255	(2%)

NYMAGIC Net Premiums Written
By Segment	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$15,594	$17,476	(11%)	$49,338	$55,262	(11%)
Inland marine/fire	1,170	1,527	(23%)	3,825	4,867	(21%)
Other liability	23,080	19,546	18%	80,790	71,651	13%

Subtotal	39,844	38,549	3%	133,953	131,780	2%
Runoff lines (Aircraft)	(77)	(15)	NM	18	69	NM

Total	$39,767	$38,534	3%	$133,971	$131,849	2%

NYMAGIC Net Premiums Earned
By Segment	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$15,300	$19,887	(23%)	$51,433	$54,732	(6%)
Inland marine/fire	1,390	1,872	(26%)	4,590	5,084	(10%)
Other liability	23,864	22,723	5%	72,431	60,916	19%

Subtotal	40,554	44,482	(9%)	128,454	120,732	6%
Runoff lines (Aircraft)	(77)	(22)	NM	19	62	NM

Total	$40,477	$44,460	(9%)	$128,473	$120,794	6%

Investment income results:

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in millions)
Fixed maturities, available for sale	$1.9	$3.1	$5.6	$11.3
Fixed maturities, trading securities	(25.8)	0.3	(37.2)	1.9
Short-term investments	0.7	2.7	2.2	6.1
Equity in earnings of limited partnerships	(14.6)	(1.2)	(14.0)	14.7
Commercial loans	(0.4)	—	(0.7)	—

Total investment income (loss)	(38.2)	4.9	(44.1)	34.0
Investment expenses	(1.2)	(0.4)	(3.4)	(1.9)

Net investment income (loss)	$(39.4)	$4.5	$(47.5)	$32.1

CONTACTS:
NYMAGIC, INC.
A. George Kallop, 212-551-0610
          or
Richard Lewis Communications
Cecelia Heer or Gregory Tiberend, 212-827-0020